Exhibit 10.37

______________________________________________________________________________
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SPRINGCASTLE ACQUISITION LLC

(a Delaware limited liability company)

March 31, 2016
______________________________________________________________________________

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 THE COMPANY AND ITS BUSINESS	11

2.1	Formation 11

2.2	Purposes; Formation of Trust and Purchaser Entity 11

2.3	Principal Office 12

2.4	Registered Office and Registered Agent 12

2.5	Qualification 12

2.6	Term 12

ARTICLE 3 MANAGING MEMBER, MEMBERS AND OFFICERS	12

3.1	Management and Control 12

3.2	Member Consent Rights 13

3.3	Members Schedule 15

3.4	Other Business 15

3.5	Servicing Agreement Matters 15

3.6	Reserved 16

3.7	Officers 16

3.8	Representations, Warranties and Covenants 16

3.9	Confidentiality 18

3.10	No Certificated Interests 19

ARTICLE 4 LIABILITY AND INDEMNIFICATION	19

4.1	Limited Liability of Members 19

4.2	Exculpation, Indemnification and Advances 19

4.3	Indemnification of the Company 22

4.4	Corporate Opportunities 22

ARTICLE 5 BOOKS AND RECORDS; REPORTING REQUIREMENTS; MEMBER MEETINGS	23

5.1	Books of Account; Independent Auditors 23

5.2	Information and Audit Rights 23

5.3	Reporting Requirements 23

5.4	Financial Statements 23

5.5	Actions Without a Meeting and Telephonic Meetings 24

ARTICLE 6 CAPITAL CONTRIBUTIONS	24

6.1	Members’ Capital Contributions 24

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6.2	No Liability for Capital Contributions 26

ARTICLE 7 CAPITAL ACCOUNTS; ALLOCATION AND DETERMINATION OF NET PROFITS AND NET LOSS	26

7.1	Capital Accounts 26

7.2	Allocation of Net Profits and Net Loss 26

7.3	No Interest on Capital Accounts 27

7.4	Allocation of Income and Loss for Tax Purposes 27

7.5	Determination by the Tax Matters Partner 27

7.6	Tax Considerations 27

7.7	Transfer of Interests 29

7.8	No Withdrawal 29

ARTICLE 8 DISTRIBUTIONS	29

8.1	Distributions 29

8.2	Form of Distributions 29

8.3	Withholding 29

ARTICLE 9 TRANSFER OF COMPANY INTERESTS; ADMISSION OF NEW MEMBERS	30

9.1	Transfer of Company Interest 30

9.2	Reserved 32

9.3	Tag-Along Rights 32

9.4	Dissolution or Bankruptcy of a Member 33

9.5	Additional Members 34

ARTICLE 10 DISSOLUTION; LIQUIDATION	34

10.1	Dissolution 34

10.2	Liquidation 34

ARTICLE 11 CERTAIN TAX MATTERS	35

11.1	Company Tax Returns 35

11.2	Designation of Tax Matters Partner 35

11.3	Material Tax Election and Tax Decisions 35

11.4	Partnership Classification 36

ARTICLE 12 MISCELLANEOUS	36

12.1	Compliance with Applicable Laws and Rules 36

12.2	Effect of Certain Provisions of the Company Law 36

12.3	Further Assurances 36

12.4	Notices 36

12.5	Amendments 37

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12.6	Severability 37

12.7	Headings and Captions 37

12.8	Variation of Pronouns 37

12.9	Counterparts 37

12.10	GOVERNING LAW 37

12.11	Entire Agreement; No Third Party Beneficiaries 37

12.12	Waivers 37

12.13	Legal Counsel Relationship 37

12.14	Equitable Relief 38

12.15	Expenses 38

12.16	Waiver of Action for Partition 38

12.17	Successors and Assigns 38

12.18	Certain Portfolio Company Matters 38

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SPRINGCASTLE ACQUISITION LLC
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SPRINGCASTLE ACQUISITION LLC (the “Company”) dated as of March 31, 2016, by NRZ (as defined below), BTO Willow Holdings, L.P., a Delaware limited partnership (“Willow I”), BTO Willow Holdings II, L.P., a Delaware limited partnership (“Willow II”), and Blackstone Family Tactical Opportunities Investment Partnership – NQ - ESC L.P., a Delaware limited partnership (“BFTOIP”, and together with Willow I and Willow II, “Blackstone”, and Blackstone together with NRZ, the “Members”).
PRELIMINARY STATEMENTS
The Company was formed as a limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on February 28, 2013 (the “Certificate of Formation”) under the provisions of the Company Law (as defined below).
The Members desire to amend the Amended and Restated Limited Liability Company Agreement of the Company dated as of April 1, 2013, as amended by Amendment No. 1 thereto, dated as of October 3, 2014 (collectively the “Amended Operating Agreement”) (i) to reflect the removal of Springleaf Acquisition Corporation as a Member of the Company, (ii) to reflect the admission of Willow II and BFTOIP as a Member of the Company, (iii) to remove Springleaf Acquisition Corporation as the Managing Member of the Company, (iv) to provide the terms and conditions for management of the Company and (v) to set forth the respective rights and obligations of the Members of the Company.
This Agreement is the operating agreement of the Company and amends, restates and replaces in its entirety the Amended Operating Agreement. The Members, by execution of this Agreement, hereby continue a limited liability company formed pursuant to and in accordance with the Company Law, and hereby agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth below:
“Additional Interests” means equity interests in the Company issued after the Loan Purchase Closing.
“Additional Member” has the meaning specified in Section 9.5.
“Affiliate” means, with respect to any Member, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Member. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of capital stock, by contract or otherwise; provided that, for purposes of this Agreement, Springleaf Financial Services and its subsidiaries shall be deemed not to be Affiliates of NRZ. For the avoidance of doubt, no Company Sister Entity shall be deemed an Affiliate of Blackstone unless and until Blackstone becomes a managing member of such entity or its direct or indirect parent.
“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as originally executed and as amended from time to time, as the context requires. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.
“Amended Operating Agreement” has the meaning specified in the Preliminary Statements of this Agreement.
“Blackstone” has the meaning specified in the preamble of this Agreement.
“Blackstone Aggregate ROI Achievement Date” means the date on which Distributions made from and after March 31, 2016 to Willow II and BFTOIP and their successors and assigns pursuant to (i) the Second Amended and Restated Limited Liability Company Agreement of SpringCastle America, LLC, dated as of March 31, 2016 (as may be amended from time to time), (ii) the Second Amended and Restated Limited Liability Company Agreement of SpringCastle Credit, LLC, dated as of March 31, 2016 (as may be amended from time to time) and (iii) the Second Amended and Restated Limited Liability Company Agreement of SpringCastle Finance, LLC, dated as of March 31, 2016 (as may be amended from time to time), in each case in respect of the limited liability company interests in SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC, acquired by Willow II and BFTOIP on March 31, 2016, in the aggregate, equal or exceed $55,812,500.
“BFTOIP” has the meaning specified in the preamble of this Agreement.
“Book Basis” means, with respect to any asset, its Tax Basis, except as follows: (i) the initial Book Basis of any asset contributed by a Member shall be the fair market value of such asset, as determined by the Tax Matters Partner (as defined below) in consultation with the Managing Member; (ii) the Book Basis of all assets shall be adjusted to equal their fair market values, as determined by the Tax Matters Partner in consultation with the Managing Member, in connection with (A) a contribution of money or other property to the Company by a new or existing Member as consideration for an Interest in the Company, (B) a liquidation of the Company, or (C) a distribution of money or other property by the Company to a withdrawing or continuing Member as consideration for an Interest in the Company; provided that an adjustment described in clauses (A) or (C) of this paragraph shall be made only if the Tax Matters Partner in consultation with the Managing Member determines that such an adjustment is necessary to reflect the relative economic interests of the Members in the Company; (iii) the Book Basis of any asset distributed by the Company shall be its fair market value on the date of distribution, as determined by the Tax Matters Partner in consultation with the Managing Member; and (iv) if the Book Basis of any asset is determined under clause (i) or (ii) it shall thereafter be adjusted to take into account any Book Depreciation with respect to such asset for purposes of Net Profits or Net Loss.
“Book Depreciation” means the amount of any depreciation or other cost recovery deduction with respect to any asset.
“Bound Parties” has the meaning specified in Section 3.9(a).
“Capital Account” means the Capital Account maintained for each Member pursuant to Section 7.1.
“Capital Contribution” means, for any Member, such Member’s Initial Capital Contribution plus any additional capital contribution made by such Member in accordance with this Agreement.
“Certificate of Formation” has the meaning specified in the Preliminary Statements of this Agreement.
“Closing Cash Consideration” has the meaning specified in the Purchase Agreement.
“Co-Borrower Agreement” means the Co-Borrower Agreement dated as of October 3, 2014, by and among the Purchaser Entities, the Purchaser SPVs and SFI, as may be amended, modified, replaced or substituted from time to time following the date thereof.
“Code” means the Internal Revenue Code of 1986, as the same may from time to time be amended, or any successor Federal income tax statute, including all effective date and transition rules (whether or not codified).
“Company” has the meaning specified in the preamble of this Agreement.
“Company Budget” has the meaning specified in Section 3.1(d).
“Company Law” means the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as in effect from time to time.
“Company Minimum Gain” has the meaning set forth in Section 1.704-2(d) of the Treasury Regulations.
“Company Sister Entities” means the Purchaser Entities and their direct or indirect subsidiaries (including the Purchaser Entity Trusts, the Purchaser SPVs and the Purchaser SPV Trusts).
“Company Trust” means the Delaware common law trust to be formed prior to Loan Purchase Closing to acquire certain of the Purchased Assets from the sellers under the Purchase

Agreement, for which the Company shall own 100% of the beneficial interests, as directed by the Managing Member.
“Confidential Information” has the meaning specified in Section 3.9(a).
“Contribution Determination Date” has the meaning specified in Section 6.1(b).
“Corporate Opportunity” has the meaning specified in Section 4.4.
“Covered Person” means any Member (including the Managing Member), officer or employee of the Company, and any Person directly or indirectly controlling a Member or any officer, director, manager or employee of any such Person.
“Credit Line Advances” means any funding of a request for an advance on a Loan that has a status of “open to buy.”
“CTC” has the meaning specified in Section 2.4.
“Debt Financing” means (i) all Indebtedness of the Company incurred in connection with the acquisition of Purchased Assets under the Purchase Agreement and (ii) all Indebtedness of the Company incurred in connection with any Debt Refinancing, in each case as such Indebtedness may be amended, modified, replaced or substituted from time to time following the date thereof in accordance with the terms and conditions set forth in this Agreement.
“Debt Financing Fees and Expenses” means all amounts required to be paid in connection with the Debt Financing.
“Debt Refinancing” means all Indebtedness of the Company incurred in connection with the refinancing of the Debt Financing pursuant to the Transaction Documents (as defined in the Indenture).
“Distribution” has the meaning specified in Section 8.1(a).
“Equity Commitment Amount” means an amount equal to the sum of (i) the Closing Cash Consideration minus the proceeds of the Debt Financing, (ii) any amount required to be paid by the Company in respect of any Post-Closing Adjustment, (iii) the Debt Financing Fees and Expenses and (iv) the Transaction Fees and Expenses.
“ERISA” has the meaning set forth in Section 3.8(p).
“Estimated Aggregate Loan UPB Purchase Price” has the meaning specified in the Purchase Agreement.
“Exercise Period” has the meaning specified in Section 9.1(a).
“Fees and Expenses” means the Debt Financing Fees and Expenses, the Ongoing Fees and Expenses and the Transaction Fees and Expenses.

“Fiscal Year” means the fiscal year of the Company, which shall be the calendar year.
“Flow-Through Entity” means, for Federal income tax purposes, a partnership, limited liability company, grantor trust or S corporation (as such term is defined in the Code).
“Holdback Amount” has the meaning specified in Section 9.2(d).
“Indebtedness” with respect to any Person means, without duplication, (a) all obligations of such Person for borrowed money (whether secured or unsecured) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, performance bonds and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person in respect of hedging arrangements.
“Indemnified Party” has the meaning specified in Section 4.3.
“Indemnifying Parties” has the meaning specified in Section 4.3.
“Indemnification and Contribution Agreement” means that certain Indemnification and Contribution Agreement dated as of September 18, 2014 among the Purchaser SPVs, SFI, New Residential Investment Corp., Willow I, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Natixis Securities Americas LLC to be executed and delivered in accordance with the Debt Refinancing, as may be amended, modified, replaced or substituted from time to time following the date thereof.
“Indenture” means the Indenture, dated as of October 3, 2014, among the Purchaser SPVs, as Co-Issuers, Wilmington Trust, National Association, as Loan Trustee of each Purchaser SPV Trust, the Indenture Trustee, Wells Fargo Bank, National Association, as Paying Agent and Note Registrar, and SFI, as may be amended, modified, replaced or substituted from time to time following the date thereof.
“Indenture Trustee” means U.S. Bank National Association, in its capacity as Indenture Trustee under the Indenture, or any successor thereto in such capacity.
“Initial Capital Contribution” means, with respect to any Member, the product of (x) a fraction, the numerator of which shall be the portion of the Estimated Aggregate Loan UPB

Purchase Price for the Loans to be acquired by the Company Trust at the Loan Purchase Closing, and the denominator of which shall be the entire Estimated Aggregate Loan UPB Purchase Price at the Loan Purchase Closing, multiplied by (y) the aggregate initial capital contribution of such Member.
“Interest” means, with respect to any Member, its ownership interest in the Company as set forth opposite such Member’s name on Schedule I hereto.
“Interim Servicing Agreement” has the meaning set forth in the Purchase Agreement.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Loan Purchase Closing” means the “Closing” as defined in the Purchase Agreement.
“Loans” means all PHL Loans and PUL Loans (as such terms are defined in the Purchase Agreement) that the Company (or any Company Trust as designee of the Company) acquires pursuant to the Purchase Agreement.
“Managing Member” means NRZ Consumer LLC, and its successors and assigns appointed in accordance with the terms of this Agreement.
“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Treasury Regulations.
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.
“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.
“Members” has the meaning specified in the preamble of this Agreement.
“Membership Percentage” means, with respect to any Member, (i) as of the Loan Purchase Closing, an amount equal to the fraction, expressed as a percentage, the numerator of which is the Initial Capital Contribution of such Member and the denominator of which is the Initial Capital Contributions of all Members; and (ii) thereafter, an amount equal to the fraction, expressed as a percentage, the numerator of which is the Capital Contributions of such Member and the denominator of which is the Capital Contributions of all Members.
“Negotiation Period End-Date” has the meaning specified in Section 9.1(a).
“Net Cash Flow” means with respect to any fiscal period of the Company (i) the sum of (x) all cash revenues of the Company and the Company Trust (determined on a consolidated basis) during that period from all sources, and (y) any reductions in Reserves, less (ii) the sum of (without duplication) (a) cash expenditures by the Company and the Company Trust for operating fees and expenses (including fees and expenses payable under the Interim Servicing Agreement, the Servicing Agreement and the Non-Securitization Servicing Agreement), (b) payment of the then due principal and interest, and any fees or other amounts then due, with respect to Indebtedness of the Company and the Company Trust, (c) any additions to Reserves and (d) any amounts used to fund Credit Line Advances.
“Net Profits” or “Net Loss” for any period means the net income or net loss of the Company for Federal income tax purposes for such period, increased (without duplication) by the amount, if any, of tax exempt income received or accrued by the Company, reduced (without duplication) by the amount, if any, of all expenditures of the Company described in Section 705(a)(2)(B) of the Code (including expenditures treated as described therein under Section 1.704 1(b)(2)(iv)(i) of the Treasury Regulations), and adjusted with respect to items relating to any asset the Book Basis of which differs from its Tax Basis as described in the following sentence. For purposes of computing Net Profits or Net Loss, (a) the amount of gain or loss with respect to the disposition of any such asset shall be determined by the difference between the amount realized with respect to such disposition and the asset’s Book Basis, (b) if the Book Basis of any such asset is adjusted pursuant to clause (ii) of the definition of Book Basis, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset and (c) the Book Depreciation with respect to any such asset for any year shall be determined in accordance with the methods used for Federal income tax purposes and shall equal the amount that bears the same ratio to the Book Basis of such asset as the depreciation or other cost recovery deduction computed for Federal income tax purposes bears to the Tax Basis. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Regulations Section 1.704‑(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset for purposes of computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 7.6 shall be determined by applying rules analogous to those set forth above. Notwithstanding the foregoing, items which are specially allocated pursuant to Section 7.6 shall not be taken into account in computing Net Profits or Net Losses.
“Non-BTOA Persons” has the meaning specified in Section 12.18.
“Non-Participating Member” has the meaning specified in Section 6.1(c).
“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.
“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

“Non-Securitization Servicing Agreement” means that certain Servicing Agreement dated as of March 31, 2016, by and among SpringCastle America, LLC, SpringCastle America Funding, LLC, SpringCastle Credit, LLC, SpringCastle Credit Funding, LLC, SpringCastle Finance, LLC, SpringCastle Finance Funding, LLC, Wilmington Trust, National Association, not in its individual capacity but solely as loan Trustee to each Co-Issuer, Springleaf Consumer Loan, Inc., Springleaf Home Equity, Inc., Springleaf Mortgage Services, Inc.
“Non-Solicitation Obligations” has the meaning specified in Section 3.6(a).
“Non-Transferring Members” has the meaning specified in Section 9.1(a).
“Note Purchase Agreement” means that certain Note Purchase Agreement dated as of September 18, 2014 among the the Purchaser Entities, the Purchaser SPVs, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Natixis Securities Americas LLC, to be executed and delivered in accordance with the Debt Refinancing, as may be amended, modified, replaced or substituted from time to time following the date thereof.
“NRZ” means NRZ Consumer LLC, a Delaware limited liability company.
“NRZ Aggregate ROI Achievement Date” means the date on which Distributions made from and after March 31, 2016 (i) to NRZ SC America LLC and its successors and assigns pursuant to the Second Amended and Restated Limited Liability Company Agreement of SpringCastle America, LLC, dated as of March 31, 2016 (as may be amended from time to time), (ii) to NRZ SC Credit Limited and its successors and assigns pursuant to the Second Amended and Restated Limited Liability Company Agreement of SpringCastle Credit, LLC, dated as of March 31, 2016 (as may be amended from time to time) and (iii) to NRZ SC Finance I LLC, NRZ SC Finance II LLC, NRZ SC Finance III LLC, NRZ SC Finance IV LLC and NRZ SC Finance V LLC and their respective successors and assigns pursuant to the Second Amended and Restated Limited Liability Company Agreement of SpringCastle Finance, LLC, dated as of March 31, 2016 (as may be amended from time to time), in each case in respect of the limited liability company interests in SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC, as applicable, acquired by them on March 31, 2016, in the aggregate, equal or exceed $55,812,500.
“Offered Interests” has the meaning specified in Section 9.1(a).
“Ongoing Fees and Expenses” means (i) out-of-pocket organizational and related fees and expenses for maintaining the existence and necessary licenses of the Company incurred in the ordinary course of business (for the avoidance of doubt, not including fees and expenses for licenses of the Servicer); (ii) federal and state taxes of the Company and the fees and out-of-pocket expenses payable to third parties for preparing tax returns and reports of the Company; (iii) the fees and out-of-pocket expenses payable to third parties related to financial reporting requirements of the Company (including for reports required under this Agreement); (iv) the fees and out-of-pocket expenses payable to third parties related to accounting matters with respect to the Company (including for maintaining the books and records as required under this Agreement); and (v) other fees and out-of-pocket expenses payable to third parties (including outside lawyers, accountants and consultants) reasonably incurred in accordance with Section 3.1.
“Participating Member” has the meaning specified in Section 6.1(c).
“Performance Support Agreement” means the Performance Support Agreement dated as of October 3, 2014, by SFI in favor of the Indenture Trustee in respect of certain obligations of the Purchaser SPVs, as may be amended, modified, replaced or substituted from time to time following the date thereof.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, unincorporated association, trust or entity, or any Federal, state, county or municipal government or any political subdivision thereof.
“Portfolio” means all Loans the Company (or any Company Trust as designee of the Company) acquires pursuant to the Purchase Agreement.
“Post-Closing Adjustment” means the post-closing adjustment to the Purchase Price (as such term is defined in the Purchase Agreement) as set forth in Section 3.03 of the Purchase Agreement.
“Price Floor” has the meaning specified in Section 9.1(a).
“Proposed Transferee” has the meaning specified in Section 9.1(a).
“Purchase Agreement” means the Purchase Agreement dated March 5, 2013, as amended by the Amendment to Purchase Agreement dated March 29, 2013, among the Company, HSBC Finance Corporation and the Sellers that are listed on Schedule 1.01(a) thereto.
“Purchased Assets” has the meaning specified in the Purchase Agreement.
“Purchase Price” has the meaning specified in the Purchase Agreement.
“Purchaser Entity” means each of SpringCastle America, LLC, a Delaware limited liability company, SpringCastle Credit, LLC, a Delaware limited liability company, and SpringCastle Finance, LLC, a Delaware limited liability company.
“Purchaser Entity LLC Agreement” has the meaning specified in Section 2.2(b).
“Purchaser Entity Trust” means each Delaware common law trust to be formed prior to Loan Purchase Closing to acquire certain of the Purchased Assets from the sellers under the Purchase Agreement, for which the related Purchaser Entity shall own 100% of the beneficial interests, in each case as directed by the managing member of each Purchaser Entity.
“Purchaser SPV” means each of SpringCastle America Funding, LLC, a Delaware limited liability company, SpringCastle Credit Funding, LLC, a Delaware limited liability company, and SpringCastle Finance Funding, LLC, a Delaware limited liability company.

“Purchaser SPV Trust” means each Delaware common law trust to be formed prior to the Loan Purchase Closing to acquire Purchased Assets from a Purchaser Entity Trust, in each case as directed by the Managing Member.
“Qualified Securities” means marketable, registered equity securities of a publicly traded entity having a market cap of not less than $1,000,000,000.
“Recipient” has the meaning specified in Section 3.9(a).
“Required Consent Action” has the meaning specified in Section 3.2(a).
“Required Seller” has the meaning specified in Section 9.2(a).
“Reserves” means cash reserves maintained by the Company and the Company Trust (i) as required by any debt agreements to which the Company or the Company Trust may be a party or (ii) as reasonably determined by the Managing Member to be necessary for the funding of anticipated operating expenditures of the Company and the Company Trust or to provide for contingent liabilities of the Company and the Company Trust.
“Restricted Parties” has the meaning specified in Section 3.6(a).
“Sale Notice” has the meaning specified in Section 9.3(b).
“Securities Act” means the Securities Act of 1933, as amended.
“Servicer” means, collectively, SFI and all of its subsidiaries that provide servicing pursuant to the Servicing Agreement.
“Servicing Agreement” means the Servicing Agreement, dated as of October 3, 2014, among the Purchaser SPVs, Wilmington Trust, National Association, as loan trustee for each of the Purchaser SPVs and the Servicer, as may be amended, modified, replaced or substituted from time to time following the date thereof.
“SFI” means Springleaf Finance, Inc.
“Shortfall Amount” has the meaning specified in Section 6.1(c).
“Sidley” has the meaning specified in Section 12.13.
“Successor Managing Member” has the meaning specified in Section 3.1(b).
“Tag-Along Notice” has the meaning specified in Section 9.3(b).
“Tag-Along Offeree” has the meaning specified in Section 9.3(a).
“Tag-Along Purchaser” has the meaning specified in Section 9.3(a).
“Tag-Along Right” has the meaning specified in Section 9.3(a).

“Tag-Along Sale” has the meaning specified in Section 9.3(a).
“Tag-Along Seller” has the meaning specified in Section 9.3(a).
“Tagged Interest” has the meaning specified in Section 9.3(a).
“Tax Basis” means, with respect to any asset, its adjusted basis for Federal income tax purposes.
“Transaction Fees and Expenses” means the fees and expenses of the transactions contemplated by the Purchase Agreement, all of which have been paid in full.
“Transactions” has the meaning specified in Section 12.13.
“Transfer” has the meaning specified in Section 9.1(a).
“Transferred Interest” has the meaning specified in Section 9.1(a).
“Transferring Member” has the meaning specified in Section 9.1(a).
“Treasury Regulations” means the regulations as adopted by the Treasury Department and Internal Revenue Service under the Code, as in effect from time to time.
“Willow I” has the meaning specified in the preamble of this Agreement.
“Willow II” has the meaning specified in the preamble of this Agreement.
“WTNA” has the meaning specified in Section 6.1(b).
ARTICLE 2
THE COMPANY AND ITS BUSINESS
2.1    Formation. The Company has been formed pursuant to the Certificate of Formation and this Agreement. The name of the Company is “SpringCastle Acquisition LLC.”
2.2    Purposes; Formation of Trust and Purchaser Entity.
(a)    The Company has been organized (i) to enter into the Purchase Agreement and to acquire, through the Purchaser Entity Trusts, the Purchased Assets pursuant to the Purchase Agreement, (ii) to pay the Purchase Price allocable to the Loans acquired by the Purchaser Entity Trusts and to pay the other allocable amounts contemplated in the definition of the Equity Commitment Amount, and (iii) to engage in any lawful act or activity for which limited liability companies may be organized under the Company Law and to engage in any and all activities necessary or incidental thereto.
(b)    As directed by the Managing Member prior to the Loan Purchase Closing, the Company assigned to the Purchaser Entity Trusts the right to acquire certain of the Purchased Assets pursuant to the Purchase Agreement.

(c)    With respect to each Purchaser Entity Trust, the Managing Member (i) has caused a related Purchaser Entity and such Purchased Entity Trust to be formed, provided that each Purchaser Entity shall be the sole beneficiary of the related Purchaser Entity Trust, and (ii) has caused to be prepared an operating agreement substantially similar to this Agreement (the “Purchaser Entity LLC Agreement”). The initial capital contribution for each member under any Purchaser Entity LLC Agreement shall equal the product of (x) a fraction, the numerator of which shall be the portion of the Estimated Aggregate Loan UPB Purchase Price for the loans to be acquired by the Purchaser Entity Trust of such Purchaser Entity at the Loan Purchase Closing, and the denominator of which shall be the entire Estimated Aggregate Loan UPB Purchase Price at Loan Purchase Closing, multiplied by (y) the Aggregate Initial Capital Contribution of such member as provided in Schedule I. Promptly following the delivery by the Managing Member of any Purchaser Entity LLC Agreement, each Member shall execute such Purchaser Entity LLC Agreement, or assign its right to execute as a member to an Affiliate in accordance with Section 9.1(a). The managing member of each Purchaser Entity shall cause a Purchaser SPV and a Purchaser SPV Trust to be formed in connection with the Debt Financing. Each Purchaser SPV shall be established as a bankruptcy-remote special purpose entity in accordance with the requirements of the Debt Financing; provided, that each of Blackstone and NRZ shall be entitled to review and consent to the form of operating agreement for each Purchaser SPV and the trust documents for each Purchaser SPV Trust, such consent not to be unreasonably withheld, delayed or conditioned.
2.3    Principal Office. The principal office of the Company shall be any place of business selected from time to time by the Managing Member.
2.4    Registered Office and Registered Agent. The Company’s registered office in the State of Delaware shall be c/o The Corporation Trust Company (“CTC”), 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The registered agent of the Company for service of process within the State of Delaware shall be CTC. At any time, the Managing Member may designate another registered agent and/or registered office.
2.5    Qualification. Prior to conducting any business in any jurisdiction, the Managing Member shall cause the Company to comply with all requirements for the qualification or licensing of the Company to conduct business as a limited liability company in such jurisdiction as and to the extent required by the laws and related rules and regulations of such jurisdiction.
2.6    Term. The term of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Company shall continue until dissolved, subject to Article 10 hereof, in accordance with the Company Law.
ARTICLE 3
MANAGING MEMBER, MEMBERS AND OFFICERS
3.1    Management and Control.

(d)    The business and affairs of the Company shall be managed by the Managing Member, which shall have the exclusive power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything it deems necessary or appropriate to carry on the business and purposes of the Company; provided, that the Managing Member shall have the power and authority to delegate any such matters to any Affiliate or third party or parties selected by the Managing Member with reasonable care; provided further, that no delegation by the Managing Member of any of its duties hereunder shall relieve the Managing Member of any of its duties hereunder nor relieve the Managing Member of any liability with respect to the performance of such duties (but only to the extent the Managing Member would otherwise be liable hereunder). The Company shall reimburse the Managing Member or its Affiliates for any (i) third party fees or expenses payable by the Managing Member or its Affiliates to its independent contractors providing services to the Company and (ii) allocated costs of internal fees and expenses, including, without limitation, allocated salary and overhead costs (which for the avoidance of doubt is subject to the cap set forth in Section 3.2(a)(v)). Subject to Section 3.2 and Section 3.5, the Managing Member shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Company, and in its name, as the Managing Member deems necessary or appropriate to carry out the purposes for which the Company has been organized. The Managing Member shall be reasonably available to the Members for the purpose of responding to reasonable information requests of, and communicating with, such Members. The Managing Member shall devote so much of its time to the affairs of the Company as in its judgment the conduct of the Company shall reasonably require. Subject to Section 3.2(a), the Managing Member shall have the authority to cause the Company or the Company Trust to incur any Indebtedness or issue any Additional Interests, and the Managing Member shall not be required to offer any Member the right to participate in any such issuance.
(e)    At any time upon 30 days’ prior written notice to the Company and the Members, the Members holding an aggregate Membership Percentage greater than 70% may remove the current Managing Member as Managing Member, subject to the appointment of a successor to the Managing Member by the Members holding an aggregate Membership percentage greater than least 70% (the “Successor Managing Member”), which Successor Managing Member accepts and agrees to be bound as the Managing Member hereunder. Notwithstanding the foregoing, for so long as a subsidiary of New Residential Investment Corp. is the Managing Member, NRZ shall have the right, upon prior written notice to the Company and the other Members but without the consent or approval of such other Members, to replace the Managing Member with another Member that is also a subsidiary of New Residential Investment Corp., which successor Managing Member accepts and agrees to be bound as the Managing Member hereunder, provided that no such replacement shall relieve the Managing Member being replaced from any of its obligations and/or liabilities hereunder.
(f)    On or before November 30 of each year, the Managing Member shall provide Blackstone and NRZ with a budget setting forth an estimate of the expenses of the Company to be incurred in the next fiscal year, including expenses of any third party independent contractor and any allocated costs of internal fees and expenses (the “Company

Budget”); provided, however, that the estimated expenses for the remaining fiscal year, 2016 shall be provided to Blackstone and NRZ within 90 days after the date hereof. The Managing Member shall consult with Blackstone regarding the Company Budget as reasonably requested by Blackstone.
3.2    Member Consent Rights.
(a)    Notwithstanding anything to the contrary in this Agreement, and subject to Section 3.2(b), without the prior written consent of each of NRZ and Blackstone, the Managing Member shall not, and shall cause the Company not to, take any of the following actions (each, a “Required Consent Action”):
(i)    except as permitted under Section 2.2(b), any modification to the legal structure of the Company, including any merger, consolidation or amalgamation, or any modification to the capital structure of the Company, including the issuance of any Additional Interests (except as provided in Section 3.2(a)(viii)), or the incurrence of any material Indebtedness by the Company; provided, that the Company may incur Indebtedness (i) on such terms as are approved by Blackstone and NRZ in connection with the Debt Financing, and (ii) for any refinancing of such initial Indebtedness, provided that, with respect to clause (ii) of this proviso, the Company has obtained the prior written consent of NRZ and Blackstone;
(ii)    any conveyance, sale, lease or transfer of 25% or more of the market value of the Loans then held by the Company in a single transaction or a series of related transactions over any three (3) month period. For the avoidance of doubt, any transaction occurring within three (3) months of any prior transaction shall be deemed to be a related transaction;
(iii)    except as permitted under Section 2.2(b), any purchase or other acquisition by the Company of any material assets (including any other loan portfolio) or all or substantially all of the assets or any stock or shares of any class of any Person or joint venture, or any recapitalization, joint venture or other business combination transaction between the Company and any other Person, or the consolidation or merger of the Company with or into any other Person;
(iv)    dissolve or liquidate the Company, in whole or in part, make an assignment for the benefit of any creditor, or file, consent to or otherwise initiate on behalf of the Company petition in bankruptcy or for the appointment of a custodian, receiver or any trustee;
(v)    any transaction, arrangement or relationship (or series of related transactions, arrangements or relationships) between the Company and any Person that is an Affiliate of any Member that involves an amount that exceeds or will exceed $750,000 in any calendar year, individually or in the aggregate;
(vi)    any action that would cause the Company to be treated as other than a partnership or a disregarded entity for federal income tax purposes, or taking any action that would require the Company to register as an “investment company” (as defined in the Investment Company Act of 1940);
(vii)    any call by the Company for Capital Contributions other than the Initial Capital Contributions required under Section 6.1(a) and any Mandatory Capital Contributions required under Section 6.1(b), except in the event that there is an unforeseen liquidity or cash shortfall with respect to the Company; in such event, the Managing Member will provide each Member the opportunity to purchase, on a pro rata basis in accordance with such Member’s Membership Percentage, such share of any Additional Interests to be issued to obtain the funds necessary to deal with such unforeseen shortfall, and each participating Member in such call for Capital Contributions shall have the opportunity to purchase, on a pro rata basis in accordance with such Member’s then-current Membership Percentage, Additional Interests made available to, but not purchased by, a Member which does not fully participate in the call for Capital Contributions (it being understood that the Membership Percentage of any non-participating Member shall be subject to dilution resulting therefrom);
(viii)    any waiver, consent or amendment to any of the documents entered into in connection with the Debt Financing or any termination of any such documents;
(ix)    any change to the distribution policy set forth in Article 8;
(x)    any change to the character of the business or purpose of the Company; and
(xi)    any lending of money to, or guaranteeing the obligation or Indebtedness of, any Person, except for Persons controlled by the Company.
(b)    The requirements set forth in Section 3.2(a) to obtain the affirmative prior written consent of NRZ or Blackstone, as applicable, will not be required if, at the time the Managing Member is required to solicit the affirmative prior written consent of NRZ or Blackstone, NRZ or Blackstone (together with its respective Affiliates), do not own an aggregate Membership Percentage equal to or greater than 10%.
(c)    With respect to any Required Consent Action, the Managing Member shall provide reasonable advance written notice to NRZ and Blackstone, together with all material information relevant thereto, before soliciting the affirmative prior written consent of NRZ and Blackstone with respect to such Required Consent Action.
3.3    Members Schedule. Each Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement, subject to the making of the Initial Capital Contribution of such Member in accordance with Section 6.1. The names, addresses and Membership Percentages of the Members are set forth in Schedule I. The Managing Member shall cause Schedule I to be amended from time to time to reflect receipt by the Company of any change of address of any Member, any Capital Contribution (including the Initial Capital Contribution) by any Member or any change in any Member’s contributed capital or Membership Percentage (including as a result of the Initial Capital Contributions), the issuance of any Additional Interests or the admission of any Additional Member, the withdrawal or substitution of any Member, and the Transfer of any Member’s Interest in the Company.
3.4    Other Business. Each of the Managing Member, each Member and their respective Affiliates, and each manager, officer, director or employee of each of the Managing Member, each Member and their respective Affiliates, may engage in or possess an interest in other business ventures of every kind and description, independently or with others, unless otherwise restricted by law or pursuant to a separate written agreement entered into between the Company and such Person.
3.5    Servicing Agreement Matters. Each Member shall notify the other Members promptly upon (and, in any event, within five (5) business days of) its receipt of written notice of the occurrence of any event or non-compliance not otherwise cured during any grace period under the Servicing Agreement or the Non-Securitization Servicing Agreement, as applicable, (i) as a result of which the applicable servicer is not in compliance in all material respects with all of its covenants and agreements contained in the Servicing Agreement or the Non-Securitization Servicing Agreement, as applicable; or (ii) which constitutes or, with the passage of time or notice, would constitute a default under the Servicing Agreement or the Non-Securitization Servicing Agreement. Blackstone and NRZ shall jointly make any decision with respect to the matters set forth in this Section 3.5.
3.6    Reserved.
3.7    Officers. The Managing Member may, from time to time, appoint one or more presidents, one or more vice presidents, a chief financial officer, a general counsel, a treasurer, and/or a secretary and any other officers of the Company as the Managing Member determines appropriate. Officers will only have the authority and duties that are specified by the Managing Member. Any two or more offices may be held by the same person. The officers of the Company shall hold office at the pleasure of the Managing Member. Any officer of the Company may be removed, either with or without cause, at any time by the Managing Member. No officer of the Company shall be entitled to any ownership or other interests in the Company or any other compensation by reason as serving as an officer.
3.8    Representations, Warranties and Covenants. Each Member hereby represents, warrants and covenants to the Company and to each other Member that:
(a)    if that Member is a corporation, it is duly organized, validly existing, and in good standing under the law of the state of its incorporation;
(b)    if that Member is a limited liability company, it is duly organized, validly existing and (if applicable) in good standing under the law of the state of its organization;
(c)    if that Member is a partnership, trust, or other entity, it is duly formed, validly existing and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clauses (a)–(c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other member thereof;
(d)    that Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, managing member, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;
(e)    that Member has duly executed and delivered this Agreement;
(f)    that Member’s authorization, execution, delivery, and performance of this Agreement does not conflict with (i) any law, rule or court order applicable to that Member, (ii) that Member’s articles of incorporation, bylaws, certificate of formation, partnership agreement, operating agreement or articles of organization, if any, or (iii) any other agreement or arrangement to which that Member is a party or by which it is bound;
(g)    that Member has the funds necessary to fulfill its obligation under this Agreement, or on the Loan Purchase Closing such funds shall be available to it;
(h)    that Member is acquiring the Interest for that Member’s own account for investment and not with a view to the resale, distribution or fractionalization thereof, in violation of applicable Federal or state securities laws;
(i)    that Member has, alone or together with that Member’s purchaser representative (if any), such knowledge and experience in financial matters that that Member is capable of evaluating the relative risks and merits of this investment;
(j)    that Member has adequate means of providing for that Member’s current needs and personal contingencies and has no need for liquidity in this investment;
(k)    all documents and records requested by that Member have been delivered or made available and that Member’s investment decision is based upon that Member’s own investigation and analysis and not the representations or inducements of any other Member;
(l)    that Member understands that the Interests have not been, and may not be, registered under the Securities Act in reliance upon applicable exemptions from registration;
(m)    no brokerage or finder’s commissions or fees are payable in connection with that Member entering into this Agreement and the transactions contemplated herein;
(n)    that Member either (i) is not and will not become (or, if it is disregarded as an entity separate from its owner within the meaning of section 301.7701-3(a) of the Treasury Regulations, its owner is not and will not become), a Flow-Through Entity or, (ii) if it is or becomes a Flow-Through Entity (or, if it is disregarded, and its owner is or becomes a Flow-Through Entity), that (A) none of the direct or indirect beneficial owners of any of the interests in such Flow-Through Entity has or will ever have more than 50% of the value of its interest in such Flow-Through Entity attributable to the beneficial interest of such Flow-Through Entity in such Member’s Interest, and (B) it is not and will not be a principal purpose of the arrangement involving the Flow-Through Entity to permit the Company or any other entity owned by the Company to satisfy the 100-partner limitation of section 1.7704-1(h)(1)(ii) of the Treasury Regulations necessary for the Company or such other entity not to be classified as a publicly traded partnership under the Code;
(o)    that Member is not acquiring its Interest, and will not Transfer its Interest, or cause any beneficial interest in its Interest to be marketed, in each case on or through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” each within the meaning of section 7704(b) of the Code, including, without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations;
(p)    that Member is not acquiring its Interest with the assets of (1) an “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, (2) a “plan,” as defined in Section 4975(e)(1) of the Internal Revenue Code that is subject to Section 4975 of the Internal Revenue Code, (3) an entity whose underlying assets include “plan assets” by reason of such employee benefit plan’s or plan’s investment in the entity (within the meaning of Department of Labor Regulation 29 C.F.R. 2510.3-101, as modified by section 3(42) of ERISA), or (4) any governmental, church, non-U.S. or other plan that is subject to any non-U.S., federal, state or local law that is substantially similar to Section 406 of ERISA or Section 4975 of the Internal Revenue Code;
(q)    that Member is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act;
(r)    on the date of its initial Capital Contribution and on the date of each of its additional Capital Contributions (if any) in the Company, that Member was a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act and the rules and regulations thereunder and applicable regulatory interpretations thereof; and
(s)    that Member was not formed, capitalized, reformed, operated or recapitalized solely for the purpose of investing, directly or indirectly, in the Company, unless each owner or securityholder of such Member would be able to make each of the representations set forth in Section 3.8(r) and this Section 3.8(s).
3.9    Confidentiality.
(a)    Each Member recognizes and acknowledges that such Member may receive certain confidential and proprietary information and trade secrets of the Company Sister Entities, including confidential information of the Company Sister Entities regarding the Purchased Assets, the Servicing Agreement and activities being undertaken by any Company Sister Entity, any of their agents or the Servicer with respect to such Purchased Assets (the “Confidential Information”). Unless otherwise provided herein or agreed to in writing by the

Members, each Member (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency law, its directors, officers, shareholders, partners, employees, agents and members in receipt of such Confidential Information (the “Bound Parties”)) agrees that such Member will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, use Confidential Information other than for evaluating and monitoring its investment in the Company Sister Entities, take commercial or proprietary advantage of or profit from any such Confidential Information, or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized representatives and employees of the Company Sister Entities and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement; (ii) as part of such Member’s or its Affiliates’ normal reporting or review procedure, or in connection with such Member’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Member’s (or any of its Affiliates’) auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Interests held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 3.9 (each recipient of Confidential Information pursuant to the foregoing clauses (i), (ii) and (iii), a “Recipient”); or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that the Member required to make such disclosure, to the extent practicable and allowable by law or a requesting regulator, shall provide to the Managing Member prompt notice of any such disclosure so that the Company may seek, in the Company’s sole discretion, a protective order or other appropriate remedy. For purposes of this Section 3.9, “Confidential Information” shall not include any information: (w) relating to the tax treatment or tax structure of the Company Sister Entities or any assets held by the Company Sister Entities, (x) of which such Person (or its Affiliates) became aware prior to its discussions with the Company Sister Entities, (y) of which such Person (or its Affiliates) learns from sources other than the Company Sister Entities (other than if such Person is aware of a breach of confidentiality obligations), whether prior to or after such information is actually disclosed by the Company Sister Entities, or (z) which is otherwise publicly available. Nothing in this Section 3.9 shall in any way limit or otherwise modify any confidentiality covenants entered into by any Member pursuant to any other agreement to which such Member and the Company Sister Entities are parties. Each Member shall be responsible for any breach of this Section 3.9 by any of its Bound Parties.
(b)    The Confidential Information of the Company and the Company Sister Entities disclosed to the Members, the Bound Parties and the Recipients in connection with this Agreement shall remain the property of the Company or such Company Sister Entity and such disclosure shall not confer on the Members, the Bound Parties or the Recipients any right over such Confidential Information unless otherwise specified hereunder. Any such Confidential Information shall not be used by the Members, the Bound Parties and the Recipients or disclosed by the Members, the Bound Parties and the Recipients to other Persons, except as set forth in Section 3.9(a) unless such Member, Bound Party or Recipient and the Company enter into an agreement for such use of the Confidential Information, on terms reasonably agreed to by the parties.

3.10    No Certificated Interests. Interests shall not be certificated unless otherwise determined by the Managing Member.

LIABILITY AND INDEMNIFICATION
3.11    Limited Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent expressly provided in the Company Law or this Agreement.
3.12    Exculpation, Indemnification and Advances.
(a)    Subject to other applicable provisions of this Section 4.2 and Section 4.4, to the fullest extent permitted by applicable law, the Covered Persons shall not be liable to the Company, the Company Trust or any direct or indirect subsidiary of the Company, any Member or any holder of any equity interest in any direct or indirect subsidiary of the Company for any acts or omissions by any of the Covered Persons arising from the performance or non-performance of their duties and obligations in connection with the Company, this Agreement or any investment made by or on behalf of, or held by or on behalf of, the Company or its Affiliates, including with respect to any acts or omissions made while serving at the request of the Company as a Managing Member, officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan, except to the extent that the respective acts or omissions of a Covered Person are finally determined by a court of competent jurisdiction to constitute (i) fraud, willful misconduct or gross negligence or (ii) in the case of the Managing Member, willful violations of the express provisions of this Agreement. The Covered Persons shall be indemnified by the Company, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and reasonable counsel fees and disbursements on a solicitor and client basis) arising from the performance or non-performance of any of their duties or obligations in connection with their service to the Company or this Agreement, or any investment made by or on behalf of, or held by or on behalf of, the Company or its Affiliates, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Covered Person may hereafter be made party by reason of being or having been a Covered Person except to the extent that the respective acts or omissions of a Covered Person are finally determined by a court of competent jurisdiction to constitute (i) fraud, willful misconduct or gross negligence or (ii) in the case of the Managing Member, willful violations of the express provisions of this Agreement. The indemnification and other rights of any Covered Person under this Section 4.2 shall not apply with respect to services performed by or for any Member or its Affiliate that is the counterparty to any agreement, including the Servicing Agreement, entered into with any Company Sister Entity.
(b)    The provisions of this Agreement, to the extent they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity are agreed by each Member to modify such duties and liabilities of the Covered Person to the extent permitted by law.

(c)    Subject to Section 4.2(i), to the fullest extent permitted by law, expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any civil, criminal, administrative or investigative action, suit or proceeding with respect to which such Covered Person is entitled to indemnification pursuant to this Section 4.2, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized in this Section 4.2.
(d)    The indemnification and advancement of expenses provided by or granted pursuant to this Section 4.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, or any other agreement, consent of Members or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Person unless otherwise provided in a written agreement with such Covered Person or in the writing pursuant to which such Covered Person is indemnified, it being the policy of the Company that indemnification of the persons specified in Section 4.2(a) shall be made to the fullest extent permitted by law, except as otherwise provided herein. The provisions of this Section 4.2 shall not be deemed to preclude the indemnification of any person who is not specified in Section 4.2(a) but whom the Company has the power or obligation to indemnify under the provisions of the Company Law.
(e)    Subject to Section 4.2(i), if this Section 4.2 or any portion of this Section 4.2 shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Covered Person as to expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 4.2 that shall not have been invalidated.
(f)    Each of the Covered Persons may, in the performance of such Covered Person’s duties, consult with legal counsel and accountants, and any act or omission by such Covered Person on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such Covered Person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the Company.
(g)    A Covered Person shall, in the performance of such Covered Person’s duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the officers or employees of the Company or of any of its Affiliates, or by any other person as to matters such Covered Person reasonably believes are within such other person’s professional or expert competence.

(h)    Any amendment, modification or repeal of this Section 4.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any indemnitee under this Section 4.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided such Person became an indemnitee hereunder prior to such amendment, modification or repeal.
(i)    A Covered Person seeking indemnification under this Section 4.2 will give prompt written notice to the Company of any third party claim that may give rise to indemnification under this Section 4.2, provided that any failure or delay in providing timely notice shall not affect the rights or obligations of the Company except to the extent that, as a result of such failure, the Company shall have been prejudiced by the Covered Person’s failure to give such notice, in which case the Company shall be relieved from its obligations hereunder only to the extent of such prejudice. If the Company elects to conduct the defense of the third party claim, the Covered Person will cooperate with and make available to the Company such assistance, personnel, witnesses and materials as the Company may reasonably request. The Company may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense and with its own counsel. If, within thirty (30) days of receipt from a Covered Person of the notice referred to above, the Company (i) advises the Covered Person in writing that it shall not elect to defend, settle or otherwise compromise or pay such action or claim or (ii) fails to make such an election in writing, the Covered Person may (subject to the Company’s continuing right of election in the preceding sentence), at such Covered Person’s option, defend, settle, compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Company and, to the extent that the underlying claim involves the Managing Member, Blackstone and NRZ, such consent not to be unreasonably withheld, conditioned or delayed. The Company shall not settle any third party claim subject to indemnification under this Section 4.2 against a Covered Person where the Covered Person is not released from liability resulting from such third party claim without the Covered Person’s consent.
(j)    Any payment required to be made by the Company pursuant to this Section 4.2 shall be paid using Net Cash Flow available on a monthly basis, or, to the extent such Net Cash Flow is insufficient to pay the full amount of such payment, by a Mandatory Capital Contribution.
3.13    Indemnification of the Company. A Member shall indemnify the Company and each of the other Members, and their respective Affiliates, each officer, director, employee and legal representative thereof, for any costs or damages (including reasonable attorneys’ fees) incurred by such Person as a result of any action by such Member in violation of this Agreement, including the failure of a Member to make a Mandatory Capital Contribution. If any Member (or in the case of the Indemnification and Contribution Agreement, its Affiliate) is sued or held liable, solely in its capacity as a Member and investor in the Company or with respect to the Indemnification and Contribution Agreement (the “Indemnified Party”), and suffers damages in connection therewith for which the other Members are not similarly held liable, then such other Members (the “Indemnifying Parties”) shall indemnify the Indemnified Party for a portion of such damages on a pro rata basis in accordance with the Indemnifying Parties’ respective Membership Percentages.
3.14    Corporate Opportunities. Notwithstanding anything in this Agreement or under applicable principles of law to the contrary, (i) each Member and any of its Affiliates may engage in or possess an interest in other business ventures, transactions or activities that may be similar or dissimilar to the business of the Company and the Company Sister Entities and its or their respective Affiliates (each, a “Corporate Opportunity”), independently or with others, whether currently existing or hereafter created, and the pursuit of any such Corporate Opportunity shall not be deemed wrongful or improper or give rise to any liability of the Member or its Affiliates to the Company, any Company Sister Entities, any other Member or any of its or their respective Affiliates and (ii) the Company, the Company Sister Entities, any other Member and its or their respective Affiliates shall not have any right to participate in such other Corporate Opportunity or to receive or share in any income or profits derived therefrom; provided that the foregoing notwithstanding, nothing contained in this Section 4.4 shall limit the confidentiality obligations under Section 3.9. No Member or any of its Affiliates shall be obligated to present any Corporate Opportunity to any other Member, the Company or the Company Sister Entities even if such Corporate Opportunity is of a character that, if presented to such Member, the Company or such Company Sister Entities, could be taken by such Person.
ARTICLE 4
BOOKS AND RECORDS; REPORTING REQUIREMENTS; MEMBER MEETINGS
4.1    Books of Account; Independent Auditors.
(d)    The Managing Member shall keep or cause to be kept full, true and complete books of account and other records showing the assets, liabilities, costs, expenditures and receipts of the Company and such other matters as the Managing Member and the Company’s independent certified public accountant shall deem advisable. The books of account and records of the Company shall be kept in accordance with generally accepted accounting principles applicable to the Company and as in effect from time to time, applied on a consistent basis.
(e)    The books of account and records of the Company shall be audited as of the end of each Fiscal Year by a public accounting firm of national standing in the United States selected by the Managing Member.
4.2    Information and Audit Rights. The books of account and records of the Company shall be the property of the Company. The Managing Member shall permit any authorized representatives designated by any Member to visit and inspect any of the properties of the Company, including its books of account and records, and to discuss its affairs, finances and accounts with the Company’s officers (or, as applicable, the relevant officers the Managing Member), all at such times as such Member may reasonably request. The Managing Member, on reasonable advance written notice and in coordination with Blackstone and NRZ as to timing and location, shall call in-person meetings of the Members on a quarterly basis to discuss the status and performance of the Portfolio, to review the policies with respect to charged-off Loans and other matters related to the Company. The Managing Member shall ensure that appropriate representatives of the Servicer are present at such meetings to discuss servicing and related matters. The Managing Member shall distribute to the Members in advance of each such meeting such written materials (including, without limitation, any relevant servicing reports or other financial information not previously delivered to the Members pursuant to Section 5.3) that are material (as reasonably determined by the Managing Member) to the anticipated discussions.
4.3    Reporting Requirements. The Managing Member shall (a) on a monthly basis, provide to the Members the information provided to the Company by the Servicer under the Servicing Agreement and by the servicers under the Non-Securitization Servicing Agreement as soon as available as soon as available, and (b) promptly upon receipt thereof, provide to the Members a copy of each other report submitted to the Company by independent public accountants or other Persons in connection with any annual, interim, or special audit or other work completed by them of the books of the Company.
4.4    Financial Statements. The Managing Member, at Company expense, shall cause to be delivered to each Member (in each case, (a) prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and (b) accompanied by a certificate signed by a natural person designated by the Managing Member stating that such financial report is, to the best of its or her knowledge, true and accurate): (i) as soon as available, but in any event within 120 days after the close of the Company’s Fiscal Year or otherwise as promptly as practicable, audited consolidated financial statements of the Company and the Company Trust on a combined basis with the Purchaser Entities (which consolidate the Purchaser Entity Trusts) for the Fiscal Year then ended (including a balance sheet and statements of income and cash flows), together with each Member’s closing Capital Account in the Company as of the end of such period and the manner of the calculation thereof, and (ii) as soon as available, but in any event within 60 days after March 31, June 30 and September 30 of each Fiscal Year or otherwise as promptly as practicable, unaudited consolidated financial statements of the Company and the Company Trust on a combined basis with the Purchaser Entities (which consolidate the Purchaser Entity Trusts) for the quarter then ended (including a balance sheet and statements of income and cash flows), together with each Member’s closing Capital Account in the Company as of the end of such period and the manner of the calculation thereof. With reasonable promptness, the Company shall deliver to each Member, as long as such Member or any of its Affiliates holds any Interest in the Company, such further information with respect to the business, affairs and financial condition of the Company or any other Company Related Entity as from time to time may be reasonably requested by any Member. The requesting Member shall pay the cost and expense of providing all such information.
4.5    Actions Without a Meeting and Telephonic Meetings. All actions requiring the consent of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be called by the Managing Member and held by means of a conference telephone that includes all Members that hold a Membership Percentage equal to or in excess of 10%. Any action that may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by all the Members that are entitled to consent to such action.
ARTICLE 5
CAPITAL CONTRIBUTIONS
5.1    Members’ Capital Contributions.
(a)    Initial Capital Contributions. Each original member of the Company contributed its Initial Capital Contribution to the Company at the request of the Managing Member. Each Member funded its Initial Capital Contribution contemporaneous with the Loan Purchase Closing. The Managing Member has caused the Initial Capital Contributions to be used to pay the Purchase Price allocable to the Loans acquired by the Company Trust and to pay the other allocable amounts contemplated in the definition of the Equity Commitment Amount. No later than ten (10) days following the final determination of the Post-Closing Adjustment in accordance with the Purchase Agreement, to the extent any portion of the estimated equity portion of the Closing Cash Consideration has not been used by the Company, the Managing Member shall distribute such portion to the Members in proportion to their respective Membership Percentages.
The Managing Member shall promptly provide the Members with written notice of any changes in its estimates pursuant to the proviso in the immediately prior paragraph. The Managing Member shall also provide to the Members copies of all calculations, adjustments and statements delivered or received pursuant to Section 3.02 of the Purchase Agreement.
(b)    Mandatory Capital Contributions. No Member shall be required to make additional Capital Contributions to the Company, except (i) as determined by the unanimous consent of the Members, (ii) as determined by the Managing Member to be necessary in order to pay any amount due and payable by the Company for the Post-Closing Adjustment or to pay any Fees and Expenses, (iii) for costs incurred by the Company if the Company is required to repurchase a Loan in connection with a breach of any representation or warranty made in the Loan Purchase Agreement, (iv) for payment of any indemnity obligations set forth in the second sentence of Section 11(a) of the Purchase Agreement, dated as of March [31], 2016, between SpringCastle Holdings, LLC, Springleaf Acquisition Corporation, certain of the Members and certain other parties named therein, (v) as necessary to fulfill the Company’s obligations under this Agreement to indemnify the Covered Persons pursuant to Section 4.2 (subject to Section 4.2(j)), (vi) for payments required to be made by the Company under Section 10 of the Co-Borrower Agreement, or (vii) as necessary to fulfill of any payment obligations of the Company under that certain Letter Agreement regarding Post-Closing Obligations between Servicer and SpringCastle Companies, dated as of [March 31], 2016, by and among the Company, SpringCastle America, LLC, SpringCastle Credit, LLC and SFI (a “Mandatory Capital Contribution”). No Member shall be required to make any Mandatory Capital Contribution for an Ongoing Fee and Expense pursuant to clause (ii) above if Net Cash Flow is available for a Distribution, either on the date the Managing Member becomes aware of the need for such Mandatory Capital Contribution (the “Contribution Determination Date”) or during the period ending on the earlier of either (x) the first Payment Date (as such term is defined in the Servicing Agreement) after the Contribution

Determination Date or (y) 30 days after the Contribution Determination Date, in which event the Net Cash Flow will be used to fund such Ongoing Fee and Expense that would otherwise constitute a Mandatory Capital Contribution. Any additional Capital Contributions required to be made by the Members pursuant to this Section 6.1(b) shall be made by the Members pro rata in proportion to their respective Membership Percentages. If the Members by unanimous consent or the Managing Member shall request a Mandatory Capital Contribution from the Members in accordance with this Section 6.01(b), the Members shall receive written notice of the anticipated funding date of such Mandatory Capital Contribution at least thirty (30) days (or any such shorter period (x) as may be necessary to enable the Company to fulfill its obligations with respect to which such Mandatory Capital Contribution is required to be made or (y) as the Members may agree) prior to such anticipated funding date, provided that the Managing Member shall have the ability to call for a Mandatory Capital Contribution in advance for reasonably estimated costs and expenses that are the subject of such Mandatory Capital Contribution.
(c)    Dilution for Failure to Fund a Mandatory Capital Contribution. If at any time or times any Member fails to make timely its pro rata share of Mandatory Capital Contributions in accordance with Section 6.1(b), and such failure shall continue beyond five (5) days after notice from the Managing Member with respect to the failure to make a Mandatory Capital Contribution, and after the Managing Member has made its own Capital Contribution, such Member shall be deemed to be a “Non-Participating Member”; provided, that if the Managing Member has not made its own Mandatory Capital Contribution and any other Member has made its Mandatory Capital Contribution, then the Managing Member shall be deemed to be a Non-Participating Member. In such event, in addition to any other remedies that may be available at law or in equity, including pursuant to this Agreement, the Members making their full Mandatory Capital Contribution (the “Participating Members”) may, at their election, contribute to the Company, pro rata according to their Membership Percentages, an amount equal to any or all of all or any part of the amount which the Non-Participating Member failed to contribute to the Company (the “Shortfall Amount”), in which case the amount so contributed shall be deemed a Capital Contribution by the Participating Members as of the date made. In the event that the Participating Members make a Capital Contribution pursuant to this Section 6.1(c), the Membership Percentage of the Non-Participating Member shall be reduced to an amount equal to the fraction, expressed as a percentage, the numerator of which is the Capital Contributions of such Member and the denominator of which is the sum of (i) the Capital Contributions of all Members prior to the subject Mandatory Capital Contribution, (ii) any such Mandatory Capital Contributions funded by the Members (not including any Shortfall Amount funded by the Participating Members), and (iii) the Shortfall Amount funded by the Participating Members.
(d)    The funding by the Participating Members of any Shortfall Amount shall not be deemed to limit any indemnification claim for costs or damages (including reasonable attorneys’ fees) payable by the Non-Participating Member in accordance with Section 4.3, and the Members agree that the Participating Members shall be entitled to reimbursement by the Non-Participating Member for any Shortfall Amount funded by the Participating Members.

5.2    No Liability for Capital Contributions. No Member shall be personally liable to any other Member for the payment of any Capital Contribution of any other Member.
ARTICLE 6
CAPITAL ACCOUNTS; ALLOCATION AND DETERMINATION OF NET PROFITS AND NET LOSS
6.1    Capital Accounts. A capital account shall be established and maintained for each Member on the books of the Company (each Member’s capital account being hereinafter referred to as such Member’s “Capital Account”) and shall initially equal (x) in the case of the Members on the date hereof, the amount set forth opposite such Member’s name on Schedule I hereto, and (y) in the case of any other Member, the total amount of capital contributed by such Member to the Company upon admission to the Company, and throughout the term of the Company shall be (i) increased by the amount of (A) Net Profits allocated to such Member pursuant to Section 7.2 hereof, (B) any additional Capital Contributions contributed by such Member, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member and (ii) decreased by (A) the amount of Net Loss allocated to such Member pursuant to Section 7.2 hereof, (B) the amount of distributions in cash and the fair market value of distributions of property made to such Member, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company. In determining the amount of any liabilities for purposes of this Section 7.1 there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
6.2    Allocation of Net Profits and Net Loss. Subject to any special allocations required by Sections 7.6 and 7.7, Net Profits or Net Loss shall be allocated among the Members to be shared by them on a pro rata basis in accordance with their Membership Percentages.
6.3    No Interest on Capital Accounts. Except as expressly set forth in this Agreement, the Company shall not pay to any Member, and no Member shall be entitled to receive, interest on the amount of its Capital Account.
6.4    Allocation of Income and Loss for Tax Purposes. Except as otherwise provided in this Section 7.4, for Federal income tax purposes, all items of income, gain, deduction or loss for any year shall be allocated in accordance with the manner in which such items of income, gain, deduction or loss affected the amounts which were either charged or credited to the Capital Accounts of the Members for such year. To the extent that any items of income, gain, deduction or loss are attributable to property for which the Tax Basis differs from its Book Basis, such items shall be allocated among the Members for Federal income tax purposes in accordance with section 704(c) of the Code so as to take account of any such difference.
6.5    Determination by the Tax Matters Partner. All matters concerning the allocation of Net Profits and Net Losses among the Members, including the tax treatment thereof, and accounting procedures, not specifically and expressly provided for by the terms of this Agreement shall be determined by the Tax Matters Partner in consultation with the Managing Member. Notwithstanding the foregoing, without the prior consent of a Member, no such allocation methodology shall be made that has a material adverse effect to such Member if such effect on such Member, as compared to the effect of the allocation methodology on other Members, is materially disproportionate, assuming for these purposes that all such Members are similarly situated for federal and state income (and all other) tax purposes; provided, however, that no such consent shall be required in any circumstance in which the Tax Matters Partner in consultation with the Managing Member determines that such tax determination is required by law to be made. Any determination made pursuant to this Section 7.5 shall be final and conclusive as to all of the Members.
6.6    Tax Considerations.
(c)    The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such regulation. The Tax Matters Partner in consultation with the Managing Member shall be authorized to make appropriate amendments to the allocations of items pursuant to Article 7 if necessary in order to comply with section 704 of the Code or applicable Treasury Regulations thereunder; provided, that no such change shall have an adverse effect upon the amount distributable to any Member pursuant to this Agreement.
(d)    Qualified Income Offset. Notwithstanding any other provision set forth in Section 7.2, no item of deduction or loss shall be allocated to a Member to the extent the allocation would cause a negative balance in such Member’s Capital Account (after taking into account the adjustments, allocations and distributions described in sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations) that exceeds the amount that such Member would be required to reimburse the Company pursuant to this paragraph or under applicable law. In the event some but not all of the Members would otherwise have such excess Capital Account deficits as a consequence of such an allocation of loss or deduction, the limitation set forth in this Section 7.6(b) shall be applied on a Member by Member basis so as to allocate the maximum permissible deduction or loss to each Member under section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. In the event any loss or deduction shall be specially allocated to a Member pursuant to the preceding sentence, an equal amount of income or gain of the Company shall be specially allocated to such Member prior to any other allocation pursuant to Section 7.2. This Section 7.6(b) is intended to constitute a “qualified income offset” in accordance with section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, and shall be interpreted consistently therewith.
(e)    Minimum Gain Chargeback. The Company shall allocate items of income and gain among the Members at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(f)    Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of Article 7, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during the applicable period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such period (and if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 7.6(d) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.
(g)    Nonrecourse Deductions. Nonrecourse Deductions for any applicable period shall be specially allocated among the Members in accordance with their Membership Percentages, except to the extent that the Code and Treasury Regulations require that such deductions be allocated in some other manner. Any Member Nonrecourse Deductions for any applicable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
(h)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(2) or 1.704 1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(4) applies.
6.7    Transfer of Interests. If all or any part of a Member’s Interest in the Company is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it is related to such transferred Interest; provided, however, that each item of income, gain, loss, deduction or credit of the Company for such taxable year will be allocated among the Members in accordance with any method permitted by Code Section 706(d) and the Treasury Regulations thereunder in order to take into account the Members’ varying interests in the Company during such taxable year.
6.8    No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided in this Agreement.
ARTICLE 7
DISTRIBUTIONS
7.1    Distributions.

(a)    Amounts and Timing. All Net Cash Flow will be distributed to the Members pro rata, based on their respective Membership Percentages (“Distributions”). The Managing Member shall cause the Company Trust to distribute cash to the Company for purposes of the foregoing, as frequently as the Managing Member shall reasonably determine (provided that the Managing Member shall cause distributions to be made at least monthly, except, upon consultation with Blackstone, where circumstances reasonably require that a monthly distribution not be made), subject to adjustment for corrections (if any). The Reserves may include expenses incurred as of the date hereof and reasonably foreseeable expenses. The Reserves shall not include amounts for transactions unrelated to the Portfolio unless otherwise agreed to by unanimous consent of the Members.
(b)    Limited Recourse. The Members shall look solely to the assets of the Company for any distributions, whether liquidating distributions or otherwise. If the assets of the Company remaining after the payment or discharge, or the provision for payment or discharge, of the debts, obligations, and other liabilities of the Company are insufficient to make any distributions, no Member shall have any recourse against the separate assets of any other Member (except as otherwise expressly provided in any other agreement to which a Member is a party).
7.2    Form of Distributions. Any distribution made pursuant to this Agreement may be made in cash or, with the unanimous consent of the Members, in kind. The Managing Member shall use its best efforts to make distributions in kind on a proportionate basis among those Members receiving distributions.
7.3    Withholding. The Tax Matters Partner in consultation with the Managing Member shall withhold, or cause to be withheld, from distributions, payments, or with respect to allocations, to the Members and shall pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law and shall allocate any such amounts to the Member with respect to which such amount was withheld.  The payment by the Company of any such amount to a government shall be treated as a distribution to the Member with respect to which such amount was withheld.  If the Tax Matters Partner in consultation with the Managing Member determines that the Company lacks sufficient funds to make distributions in an aggregate amount that would allow for any such withholding, the Member for whom such withholding is to be made shall pay to the Company cash or immediately available funds in the amount needed by the Company to satisfy such withholding liability within ten (10) days after being so notified in writing by the Company.  In the event that any Member fails to timely make any such payment, such Member shall be in default and shall indemnify and hold the Company and the other Members harmless for any costs, penalties, payments or damages incurred by the Company or the other Members as a result of such failure (including any taxes owed by the Company or such other Members as a result of the receipt of such amounts).  The Company shall have the authority to apply any distributions to which such defaulting Member would otherwise be entitled towards the satisfaction of amounts owed to the Company or the other Members by such defaulting Member pursuant to this Section 8.3. Payments made by any Member pursuant to this Section 8.3 shall not be considered capital contributions and shall not increase the Capital Account of the Member making such payment.

ARTICLE 8
TRANSFER OF COMPANY INTERESTS; ADMISSION OF NEW MEMBERS
8.1    Transfer of Company Interest.
(a)    Subject to Sections 9.1(b), (c) and (d), no Member will be permitted to (i) sell, exchange, transfer, assign, participate, pledge or otherwise dispose of (a “Transfer”) or (ii) give, encumber, assign, pledge, mortgage, hypothecate or otherwise use as collateral or other security all or any part of its Interest without the written consent of the other Members; provided, that (but subject to Sections 9.1(b), (c), (d) and (e)) (A) a Member may Transfer all or part of its Interest (the “Transferred Interest”) to an Affiliate at any time, but in the event of the Transfer of the Interest of a Member (the “Transferring Member”) to an Affiliate, the Transferring Member shall remain liable for all obligations applicable to the Transferred Interest; provided, further, that if the Transferring Member requests the consent of the other Members (the “Non-Transferring Members”) to approve the release of the Transferring Member from any future obligations applicable to the Transferred Interest, the Non-Transferring Members shall not unreasonably withhold, condition or delay their consent to such release (provided that the proposed replacement member has a creditworthiness substantially similar to, or greater than, the creditworthiness of the Transferring Member), and (B) the Transfer of the Interest of a Member to a third party purchaser in a bona fide transaction will be permitted (subject to the next following sentence), if (i) the Transferring Member provides written notice to the Non-Transferring Members of its desire to sell the offered Interests (the “Offered Interests”), and (ii) the Non-Transferring Members either (x) offer to purchase all of such Offered Interests within twenty (20) days of receipt of such notice (the “Exercise Period”) at a price that is rejected by the Transferring Member, (y) choose not to offer to purchase the Offered Interests within the Exercise Period, or (z) with respect to Non-Transferring Members who have made an offer which has been accepted by the Transferring Member (such price in clause (x) or (z), the “Price Floor”), fail to consummate the purchase of the Offered Interests within thirty (30) days of the expiry of the Exercise Period negotiating in good faith (such date, the “Negotiation Period End-Date”); provided that, if the applicable Members are actively negotiating in good faith as of such initial Negotiation Period End-Date, the Negotiation Period End-Date shall be extended until the sixtieth (60th) day following the expiry of the Exercise Period. The Transferring Member will have ninety (90) days following the later of the expiry of the Exercise Period and the Negotiation Period End-Date to sell such Offered Interests to a third party at a price at least equal to the 105% of the Price Floor, if one exists, and if no such Price Floor exists, at any price; provided, that in the event of any Transfer, each of the Members consents to the identity of the proposed transferee (the “Proposed Transferee”), such consent not to be unreasonably withheld, conditioned or delayed if the Proposed Transferee has a creditworthiness substantially similar to, or greater than, the creditworthiness of the Transferring Member (provided that the Members acknowledge and agree that if (x) the Members (other than the Transferring Member) have reasonable concerns about such Proposed Transferee’s ability to fulfill the obligations of the Managing Member or (y) there is material litigation pending between any such Members and the Proposed Transferee, then in each case the Members may take into account whether such Proposed Transferee shall become the Successor Managing Member in determining whether to provide or withhold its consent). Each Non-Transferring Member will have the right to purchase all of the Offered Interests offered to be sold by the Transferring Member. Each Non-Transferring Member exercising its right of first offer and for which the Transferring Member has accepted the price offered by such Non-Transferring Member will have until the Negotiation Period End-Date to consummate the purchase of the Offered Interests. The right of first offer shall not apply to the Transfer of Interests to any Affiliate of the Transferring Member. In the event more than one Non-Transferring Member elects to purchase the Offered Interests, the portion of the Offered Interests to be purchased by such Non-Transferring Members shall be determined on a pro rata basis in accordance with such Non-Transferring Members’ respective Interests. Notwithstanding anything to the contrary, (i) NRZ may not Transfer any Interest to a third party purchaser under Section 9.1(a)(B) without the consent of Blackstone (in its sole discretion), until the earlier of (I) three (3) years from the date hereof, and (II) the Blackstone Aggregate ROI Achievement Date; and (ii) Blackstone may not Transfer any Interest to a third party purchaser under Section 9.1(a)(B) without the consent of NRZ (in its sole discretion), until the earlier of (I) three (3) years from the date hereof, and (II) the NRZ Aggregate ROI Achievement Date.
(b)    The Managing Member shall no longer be entitled to remain Managing Member if, collectively with its Affiliates, it owns a Membership Percentage of less than 10% of the aggregate Interests of all Members, unless the Managing Member obtains the prior written consent of Blackstone and NRZ to retain its role of Managing Member despite its ownership, collectively with its Affiliates, of a Membership Percentage less than 10% of the aggregate Interests of all Members. Except in connection with the sale by the Managing Member and its Affiliates, collectively, of their entire Interest in the Company in accordance with the terms of this Agreement, the Managing Member may not transfer its right to act as the Managing Member to any Person that is not a wholly owned direct or indirect subsidiary without the prior written consent of Blackstone and NRZ.
(c)    The rights of each Member set forth in Sections 3.1(c), 3.2(a), 3.5, 5.2, and 5.3, and the rights of each Member to Transfer its Interest to a third party purchaser in a bona fide transaction under Section 9.1(a), are non-transferable; provided, that each Member may transfer such rights, to the extent held by such Member, to one transferee that together with its Affiliates would hold an aggregate Membership Percentage equal to or greater than 10% of the aggregate Interests of all Members following such transfer.
(d)    No Member may Transfer all or part of its Interest, and any such attempted Transfer shall be void ab initio, unless the following conditions are met:
(i)     prior to and as a condition of such Transfer, the Transferring Member obtains a certification from the prospective transferee, in which the prospective transferee certifies that the representations and warranties set forth in Section 3.8(n) and (o) are true and will be true, to the extent they refer to future occurrences, in all respects;
(ii)    after giving effect to such transaction, there are (A) no more than 15 Members of the Company and (B) no more than 95 beneficial owners of the Company or any entity owned by the Company for purposes of section 1.7704-1(h) of the Treasury Regulations, including as a beneficial owner with respect to an entity owned by the Company a holder of

“notes” which have been issued by such entity (and not otherwise retained by such entity), which notes were not issued pursuant to a “will” level opinion as to their treatment as debt for Federal income tax purposes; and
(iii)    after giving effect to such Transfer, the Company would not be required to register as an investment company under, or otherwise be in violation of, the Investment Company Act of 1940 or any rules or regulations promulgated thereunder.
(e)    In the event of a purported Transfer by a Member of any Interest in violation of the provisions of this Agreement, such purported Transfer shall be void, and the Company will not give effect to such Transfer.
8.2    Reserved.
8.3    Tag-Along Rights.
(t)    If one or more of the Members (the “Tag-Along Seller”) proposes to Transfer, in a single transaction or in a series of related transactions, all or any portion of its Interest to a Person or Persons other than a Member or an Affiliate of a Member (such person, a “Tag-Along Purchaser”) such that NRZ or Blackstone, as applicable, either individually or in the aggregate, will have transferred (measured on a cumulative basis from the Closing Date) aggregate Interests equal to or in excess of 20% of the total issued and outstanding Interests (any such Transfer, a “Tag-Along Sale”), then the other Members (each a “Tag-Along Offeree” and collectively, the “Tag-Along Offerees”), shall have the right (the “Tag-Along Right”) to require that the proposed Tag-Along Purchaser to purchase from the Tag-Along Offerees, on the same terms and conditions as apply to the Tag-Along Seller, the Interest equal to the number derived by multiplying (x) the total Interest that the proposed Tag-Along Purchaser has agreed or committed to purchase from the Tag-Along Seller, by (y) a fraction, the numerator of which is the total Interest owned by such Tag-Along Offeree, and the denominator of which is the aggregate Interest owned by such Tag-Along Seller and all Tag-Along Offerees (the “Tagged Interest”). A Transfer shall be deemed to be occurring in a related transaction if an agreement by NRZ or Blackstone, as applicable, to sell any portion of its Interest is made within 3 months of the completion of any previous Transfer by NRZ or Blackstone, as applicable.
(u)    The Tag-Along Seller shall notify the Tag-Along Offerees in writing in the event such Tag-Along Seller proposes to make a Transfer or series of Transfers giving rise to a Tag-Along Right at least thirty (30) days prior to the date on which such Tag-Along Seller expects to consummate any such Transfer (the “Sale Notice”), which notice shall specify the Interest that the Tag-Along Purchaser intends to purchase in such Transfer, together with the material terms and conditions of such proposed Transfer (including, without limitation, the price and form of consideration). The Tag-Along Right may be exercised by any Tag-Along Offeree by delivery of a written notice to the Tag-Along Seller and the Company (the “Tag-Along Notice”) within thirty (30) days following receipt of the Sale Notice from such Tag-Along Seller. The Tag-Along Notice shall state the Interest that such Tag-Along Offeree proposes to include in such Transfer to the proposed Tag-Along Purchaser (not to exceed the number as determined above).

(v)    Upon the delivery of the Tag-Along Notice, the Tag-Along Offerees that exercise the Tag-Along Right shall be obligated to sell the Tagged Interest set forth in the Sale Notice on the terms set forth therein and shall execute and/or deliver all instruments, documents and agreements required to be delivered pursuant to such terms.
(w)    At the closing of the Transfer to any Tag-Along Purchaser pursuant to this Section 9.3, the Tag-Along Purchaser shall remit to the Tag-Along Seller and each Tag-Along Offeree that has exercised its Tag-Along Rights, if any, the consideration to be paid for the Interest being purchased by the Tag-Along Purchaser from such Tag-Along Seller and Tag-Along Offeree pursuant to this Section 9.3, minus, in each case, any Holdback Amount (which Holdback Amount shall be allocated pro rata among the Tag-Along Seller and the Tag Along Offerees based on the Interest sold by each) against delivery of the Interest and the compliance by such Tag-Along Offeree with any other conditions to closing generally applicable to the Tag-Along Seller.
(x)    Notwithstanding anything else to the contrary contained herein, the Tag-Along Sellers may at any time prior to consummation of a Tag-Along Sale terminate the proposed Tag-Along Sale.
(y)    The fees and expenses of the Tag-Along Seller incurred in connection with a Tag-Along Sale and for the benefit of all Tag-Along Offerees that exercise the Tag-Along Right (it being understood that costs incurred by or on behalf of the Tag-Along Seller for its sole benefit will not be considered to be for the benefit of all Tag-Along Offerees) shall be shared by the Tag-Along Seller and the Tag-Along Offerees that exercise the Tag-Along Right on a pro rata basis, based on the consideration received by the Tag-Along Seller and the Tag-Along Offerees that exercise the Tag-Along Right; provided, that no Tag-Along Offeree shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.
8.4    Dissolution or Bankruptcy of a Member. Upon the dissolution or bankruptcy of a Member, such Member’s executors, administrators or legal representatives shall have all the rights of a Member (except as provided by the last sentence of this Section 9.4) for the purpose of settling or managing such Member’s estate, including such power as such Member possessed to substitute a successor as a transferee of such Member’s Interest in the Company and to join with such transferee in making the application to substitute such transferee as a Member. However, except as provided in this Section 9.4, such executors, administrators or legal representatives will not have the right to become a Member in the place of their predecessor in interest unless the Managing Member shall so consent.
8.5    Additional Members. Any proposed transferee under this Article 9 shall be admitted as a member (an “Additional Member”) upon (i) such proposed transferee executing a joinder agreement to this Agreement substantially in the form of the Joinder Agreement attached as Exhibit A hereto, (ii) if requested by the Managing Member, receipt by the Company of an opinion of legal counsel to such proposed transferee, reasonably acceptable to the Managing Member, (x) as to the enforceability of this Agreement against such proposed transferee, (y) to the effect that such Transfer will not cause the Company or any entity owned by the Company to be or become characterized for Federal income tax purposes as an association or publicly traded partnership taxable as a corporation; and (z) such transfer not resulting in any violation of or failure to comply with applicable federal and state securities laws, and (iii) such proposed transferee complying with the applicable conditions with respect to such admission as an Additional Member.
ARTICLE 9
DISSOLUTION; LIQUIDATION
9.1    Dissolution.
(a)    The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following: (i) upon the consent of the Managing Member and the consent of Blackstone and NRZ pursuant to Section 3.2(a)(iv) to dissolve the Company; and (ii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Company Law.
(b)    The Managing Member shall cause the Certificate of Formation of the Company to be canceled when the Company is dissolved. All Members at the time of dissolution shall execute such documents as the Managing Member deems necessary or desirable to cause the complete dissolution of the Company. So long as there shall remain at least one Member, the withdrawal, bankruptcy or dissolution of any Member shall not cause a dissolution of the Company.
9.2    Liquidation.
(z)    In the event of dissolution, the Managing Member shall conduct only such activities as are necessary to wind up the affairs of the Company (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Company Law.
(aa)    The existence of the Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement, and (ii) the Certificate of Formation shall have been canceled in the manner required by the Company Act.
(bb)    In the event of dissolution of the Company, distributions shall be made to Members in accordance with each Member’s Membership Percentage. Notwithstanding anything set forth in this Agreement to the contrary, in the event that any Member’s Capital Account (or, as the case may be, the Capital Account of the Member whose interest is “liquidated”) has a deficit balance, such Member(s) shall have no obligation to restore such deficit balance or otherwise contribute to the capital of the Company.

ARTICLE 10
CERTAIN TAX MATTERS
10.1    Company Tax Returns. The Tax Matters Partner shall cause to be prepared and filed with the appropriate authorities the informational tax returns necessary for the preparation of the Members federal, state and local income tax and information returns after the close of each taxable year of the Company. The Tax Matters Partner shall send or cause to be sent to each Member as soon as reasonably practicable after the end of each taxable year (or taxable period if less than a year), such information as is necessary to complete such Member’s federal and state income tax or informational returns for that year; provided, however the Tax Matters Partner shall use good faith efforts to provide the Members (a) as soon as reasonably practicable and no later than sixty (60) days after the end of each taxable year (or taxable period if less than a year) estimates of income, gain, loss and deduction (and other items as requested) anticipated to be reported on the federal, state and local Schedule K-1s for such taxable year and (b) quarterly estimates (or projected estimates) of income, gain, loss and deduction (i) on or before March 31 for the first calendar quarter, (ii) on or before May 31 for the second calendar quarter, (iii) on or before August 30 for the third calendar quarter, and (iv) on or before October 31, followed by an updated estimate on or before November 30, for the fourth calendar quarter.
10.2    Designation of Tax Matters Partner. The Members designate NRZ as the “Tax Matters Partner” under section 6231(a)(7) of the Code, and, upon effectiveness of Section 1101(c)(1) of the Bipartisan Budget Act of 2015, the “partnership representative” within the meaning of Section 6223(a) of the Code, to manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company matters, and NRZ shall act in the same capacities with respect to corresponding provisions of state and local law. The Tax Matters Partner is specifically directed and authorized to take whatever steps it, in his or her sole discretion, deems necessary or desirable to perfect such designations, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Treasury Regulations except that the Company shall not elect to be classified as other than a partnership for income tax purposes without the unanimous consent of the Members; provided further, that no such election shall be made if it would violate any indenture to which any entity owned by the Company may be subject. Expenses of such administrative proceedings undertaken by the Tax Matters Partner shall be deemed Company expenses.
10.3    Material Tax Election and Tax Decisions. Except as otherwise provided herein, and subject to Section 3.2, the Tax Matters Member in consultation with the Managing Member may make any tax election provided under the Code or any provision of state, local or foreign tax law, and shall, to the fullest extent permitted by law be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Members resulting from its making or failing to make any such election. In addition, all such material decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credits among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement shall be determined by the Tax Matters Member in consultation with the Managing Member. Notwithstanding the foregoing, without the prior consent of a Member, no election or tax determination shall be made that has a material adverse effect to such Member if such effect on such Member, as compared to the effect of the election or tax determination on other Members, is materially disproportionate, assuming for these purposes that all such Members are similarly situated for federal and state income (and all other) tax purposes; provided, however, that no such consent shall be required in any circumstance in which the Tax Matters Partner in consultation with the Managing Member determines that such election or tax determination is required by law to be made. Any determination made pursuant to this Section 11.3 shall be conclusive and binding on all Members.
10.4    Partnership Classification. Notwithstanding anything in this Agreement to the contrary, the Tax Matters Partner in consultation with the Managing Member shall be authorized to interpret any provision of this Agreement in such manner necessary to prevent the Company or any entity owned by the Company from being treated as a publicly traded partnership taxable as a corporation for federal income tax purposes.
ARTICLE 11
MISCELLANEOUS
11.1    Compliance with Applicable Laws and Rules. No business or activity shall be conducted by the Company that is forbidden by or contrary to any applicable law or to the rules or regulations lawfully promulgated thereunder. If any of the terms, conditions or other provisions of this Agreement shall be in conflict with any thereof, such terms, conditions or other provisions shall be deemed modified so as to conform therewith.
11.2    Effect of Certain Provisions of the Company Law. Except to the extent otherwise provided for herein, the Managing Member shall act as “manager” (as defined in the Company Law) throughout the term of the Company, and no elections or further designations of a manager or a managing member of the Company shall be held or made.
11.3    Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the opinion of the Managing Member, may be necessary or advisable to carry out the intents and purposes of this Agreement.
11.4    Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be effective (a) when transmitted by facsimile or electronic mail (with an acknowledgment of receipt) or personally delivered on a business day during normal business hours, (b) on the business day following the date of dispatch by overnight courier of national reputation or (c) on the fifth business day following the date of mailing by registered or certified mail, return receipt requested, in each case addressed to the Company or the Members at the address of the Members set forth in Schedule I.
11.5    Amendments. Amendments may be made to this Agreement from time to time by (and only by) the unanimous written consent of all the Members, subject to the right of the Managing Member to update Schedule I in accordance with Section 3.3.

11.6    Severability. In the event that any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
11.7    Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.
11.8    Variation of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person may require.
11.9    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
11.10    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.
11.11    Entire Agreement; No Third Party Beneficiaries. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire agreement among the parties with respect to such subject matter. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person (other than the Covered Persons, who shall be third party beneficiaries solely for the purposes of Section 4.2), shall be entitled or be deemed to be entitled to any benefits or rights hereunder or be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.
11.12    Waivers. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.
11.13    Legal Counsel Relationship. Each of the Company and the Members acknowledges and agrees that Sidley Austin LLP (“Sidley”) has represented the Company and NRZ in connection with this Agreement and other transactions related hereto (the “Transactions”). Except for Sidley’s representation of the Company and NRZ with respect to the Transactions, in no event shall an attorney-client relationship exist between Sidley, on the one hand, and Blackstone and its Affiliates, on the other hand. Each of the Members further agrees and consents that Sidley shall be permitted to render legal advice and to provide legal services to NRZ and to the Company from time to time, and each of the Members covenants and agrees that such representation of NRZ or the Company by Sidley from time to time shall not disqualify Sidley from providing legal advice and legal services to NRZ or any of their Affiliates in matters related or unrelated to this Agreement and the Transactions. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, member, partners, officers, employees and Affiliates, that Sidley may serve as counsel to NRZ and their Affiliates, on the one hand, and the Company and Blackstone, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent and waive any conflict of interest arising from such representation.
11.14    Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without the need to prove inadequacy of monetary damages), but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 12.14 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in law or in equity.
11.15    Expenses.
Each Member will bear its own fees and expenses with respect to the negotiation by it of this Agreement.
11.16    Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.
11.17    Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted transferees, successors and assigns; provided, however, that no Transfer by any Member shall be made except in accordance with the provisions of Article 9. The covenants and obligations set forth in Section 3.6 and Section 3.9 shall survive any Transfer by a Member for a period of two years following such Transfer.
11.18    Certain Portfolio Company Matters. Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. and its Affiliates and their portfolio companies in their businesses as distinct from the business of Blackstone Tactical Opportunities Advisors L.L.C.; provided that Confidential Information is not made available to or obtained by officers, directors, members or employees of The Blackstone Group L.P. or its Affiliates and their portfolio companies who are not involved in the business of Blackstone Tactical Opportunities Advisors L.L.C. (“Non-BTOA Persons”). Should the Confidential Information be accessible to or made available to any Non-BTOA Persons, such Non-BTOA Persons shall be bound by this Agreement in accordance with its terms. Blackstone shall be responsible for any breach of this Section 12.18 by any Non-BTOA Person.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and agreed to be bound by the terms hereof.
NRZ CONSUMER LLC
By:    /s/ Nicola Santoro, Jr.
Name:    Nicola Santoro, Jr.
Title:    Chief Financial Officer

BTO WILLOW HOLDINGS, L.P., a Delaware limited partnership
By: BTO Holdco Manager, L.L.C., a Delaware limited liability company, as its General Partner
By:    /s/ Christopher J. James
Name:    Christopher J. James
Title:    Authorized Person

BTO WILLOW HOLDINGS II, L.P., a Delaware limited partnership
By: BTO Holdco Manager – NQ L.L.C., a Delaware limited liability company, as its General Partner
By:    /s/ Christopher J. James
Name:    Christopher J. James
Title:    Authorized Person

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP – NQ – ESC L.P., a Delaware limited partnership
By: BTO – NQ Side-by-Side GP L.L.C., a Delaware limited liability company, as its General Partner
By:    /s/ Christopher J. James
Name:    Christopher J. James
Title:    Authorized Person

Schedule I
Interests

Member and Address	Membership Percentage

NRZ Consumer LLC c/o Fortress Investment Group 1345 Avenue of the Americas New York, New York 10105 Facsimile: 212-798-6060 Email: kriis@fortress.com	53.5%

BTO Willow Holdings, L.P c/o The Blackstone Group 345 Park Avenue New York, NY 10154 Attention: Jasvinder Khaira E-mail: Khaira@blackstone.com With copies to: Christopher James Managing Director The Blackstone Group 345 Park Avenue New York, NY 10154 E-mail: jamesc@blackstone.com Kevin Kelly Senior Vice President The Blackstone Group 345 Park Avenue New York, NY 10154 E-mail: Kevin.Kelly@Blackstone.com and: David S. Katz Willkie Farr & Gallagher LLP 1875 K Street, NW Washington, DC 20006 E-mail: dkatz@willkie.com	23%

BTO Willow Holdings II L.P. c/o The Blackstone Group 345 Park Avenue New York, NY 10154 Attention: Jasvinder Khaira E-mail: Khaira@blackstone.com With copies to: Christopher James Managing Director The Blackstone Group 345 Park Avenue New York, NY 10154 E-mail: jamesc@blackstone.com Kevin Kelly Senior Vice President The Blackstone Group 345 Park Avenue New York, NY 10154 E-mail: Kevin.Kelly@Blackstone.com and: David S. Katz Willkie Farr & Gallagher LLP 1875 K Street, NW Washington, DC 20006 E-mail: dkatz@willkie.com	23.4312625%

Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P. c/o The Blackstone Group 345 Park Avenue New York, NY 10154 Attention: Jasvinder Khaira E-mail: Khaira@blackstone.com With copies to: Christopher James Managing Director The Blackstone Group 345 Park Avenue New York, NY 10154 E-mail: jamesc@blackstone.com Kevin Kelly Senior Vice President The Blackstone Group 345 Park Avenue New York, NY 10154 E-mail: Kevin.Kelly@Blackstone.com and: David S. Katz Willkie Farr & Gallagher LLP 1875 K Street, NW Washington, DC 20006 E-mail: dkatz@willkie.com	0.0687375%

Exhibit A

Form of Joinder Agreement

This JOINDER AGREEMENT (this “Agreement”), dated as of [_____________], is made and entered into by and between [_____________] (“Transferor”), and [_________] (“Transferee”).
Preliminary Statements
This Agreement is the Joinder Agreement attached as an Exhibit to the Second Amended and Restated Limited Liability Company Agreement of SpringCastle Acquisition LLC (the “Company”), effective as of March 31, 2016 (as the same may be amended, modified or restated from time to time, the “LLC Agreement”). Capitalized terms used herein that are not defined have the meanings assigned to such terms in the LLC Agreement.
Transferor is the beneficial and record holder of the Interests set forth opposite such Member’s name on Schedule I hereto.
Transferor has agreed to Transfer to Transferee, and Transferee has agreed to acquire from Transferor, [___] (the “Transferred Interest”).
Pursuant to certain provisions of the LLC Agreement, among other things, it a condition precedent to the valid transfer of the Transferred Interest that Transferor and Transferee execute this Agreement and deliver the same (in execution form) to the Company.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereto agree as follows:
1. Representations and Warranties. Transferee hereby represents and warrants to Transferor and the Company, as of the date hereof, as follows:
(a)    Transferee has (i) received a copy of the LLC Agreement, (ii) had an opportunity to review and consider the LLC Agreement and its terms and (iii) had the opportunity to consult with counsel and other advisors selected by Transferee regarding the LLC Agreement and this Agreement.
(b)    Transferee has reviewed the representations and warranties set forth in Section 3.8 of the LLC Agreement and all such representations and warranties, as they relate to the Transferee, are true, correct and complete in all respects.
(c)    If: (i) a natural person, Transferee has full legal capacity to enter into and perform his or her obligations hereunder and under the LLC Agreement; or (ii) a Person (other than an individual), Transferee is authorized, empowered and qualified to execute and deliver this Agreement and the LLC Agreement and to acquire and hold the Transferred Interest.
(d)    Transferee is not acquiring the Transferred Interest as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any other means of general solicitation by a Person not previously known to Transferee in connection with investments in securities generally.
(e)    Transferee has not engaged any broker or other Person that is entitled to a commission, fee or other remuneration as a result of the execution, delivery or performance of this Agreement or the LLC Agreement.
(f)    This Agreement has been duly executed and delivered by Transferee and constitutes, and will constitute, as the case may be, his or its legal, valid and binding obligations, enforceable against Transferee in accordance with its terms.
2.    Joinder. Transferee, in order to become the owner of the Transferred Interests, hereby agrees that from and after the Effective Time (as defined below), Transferee shall be deemed to be a Member of the Company and a party to the LLC Agreement and shall be entitled to all the benefits and subject to all the obligations of the Transferor pertaining to the Transferred Interest thereunder, and the Transferred Interest shall be subject to all the restrictions and conditions applicable thereto as set forth therein.
3.    Effective Time. This Agreement shall take effect (the “Effective Time”) immediately upon (i) execution by both Transferor and Transferee and delivery to the Company pursuant to the terms set forth in the LLC Agreement and (ii) satisfaction of the other conditions to transfer of the Transferred Interests set forth in the. LLC Agreement. Each party represents and warrants to the Company that the transfer of the Transferred Interests is in compliance with the conditions to transfer set forth in the LLC Agreement.
4.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
5.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.
6.    Third Party Beneficiary. The parties acknowledge and agree that the Company is an express third party beneficiary of this Agreement, with the right to enforce the same against the parties hereto, and no other Person may rely upon or enforce this Agreement or any rights hereunder.
7.    Amendment. This Agreement may not be amended or modified, nor may any provision hereof be waived, except in a written instrument duly executed and delivered by the Transferor and Transferee and acknowledged and agreed to by the Company.
8.    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and permitted assigns. No party hereto may assign or otherwise transfer this Agreement or any interest herein or any right, remedy, duty or obligation hereunder, whether voluntarily or involuntarily, by operation of law or otherwise, without the express written consent of the other parties hereto and the Company.
9.    Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first noted above.
TRANSFEROR

[_______________________]

By:
Name:
Title:

TRANSFEREE

[__________________]

By:
Name:
Title: